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                                  [TRANSLATION]

Bank Discount Le-Israel B.M.
Business Division
27 Yehuda Halevy St.
Tel Aviv, 65136
Tel - 03-5145727
Fax - 03-5145333

August 12, 2002

Ref: 250474

          To: Tefron Ltd.
          ---------------


          Re: Your Obligation Towards Us as of December 14, 1999
          ------------------------------------------------------

In respect of your obligation mentioned above, which was corrected on May 18, 2000, March 3, 2001 and November 13, 2001 (hereinafter: "Letter of Obligation"), we hereby notify you that we agree to the correction of the above mentioned Obligation as set forth below:

Commencing with the financial statements as of June 30, 2002 and until the financial statements as of June 30, 2003 (excluded), we hereby agree that your shareholders equity will not be less than 20% of your total assets, and that the aggregate shareholders equity will not be less than U.S. $40,000,000 (forty million United States Dollars).

These terms will be interpreted in accordance with customary accounting principles. Except as provided above, there will not be any change in the above mentioned Letter of Obligation. Commencing with the financial statements as of June 30, 2003, the provisions of the Obligation dated December 14, 1999 shall apply.


Respectfully,

/s/ Moshe Trauwich
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Bank Discount Le-Israel B.M.
Business Division
Moshe Trauwich